Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 18, 2026, except for Note 5, as to which the date is June 12, 2026, with respect to the combined consolidated financial statements of Cumberland Farms Limited, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts
July 2, 2026